UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

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FORM S-8

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REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

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Voyant International Corporation, Inc.

(Exact name of registrant as specified in its charter)

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Nevada	88-0241079
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

444 Castro Street, Suite 318,

Mountain View, California, 94041

(Address of principal executive offices) (Zip Code)

2009 Consultant Stock Plan

(Full title of the plan)

Dana Waldman, Chief Executive Officer

444 Castro Street, Suite 318

Mountain View, California 94041

(Name and address of agent for service)

 (650) 691-4450

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.

Large accelerated filer ☐  Accelerated filer ☐  Non-accelerated filer ☐  (Do not check if a smaller reporting company)

Smaller reporting company ☑

CALCULATION OF REGISTRATION FEE

Title of Securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee(3)
Common Stock	10,000,000	$0.018	$180,000	$10.40
TOTAL	10,000,000	$0.018	$180,000	$10.40

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(1)

Includes an indeterminate number of additional shares that may be issued to adjust the number of shares issued pursuant to the stock plan described herein as the result of any future stock split, stock dividend or similar adjustment of the registrant’s outstanding common stock.

(2)

Estimated pursuant to Rule 457(h) solely for purposes of calculating amount of registration fee, based upon the average of the high and low prices reported on August 5, 2009, as reported on the OTC Electronic Bulletin Board.

(3)

Calculated pursuant to General Instruction E on Form S-8.

GENERAL INSTRUCTION E INFORMATION

This registration statement is being filed for the purpose of increasing the number of securities of the same class as other securities for which a registration statement of the registrant on Form S-8 relating to the same employee benefit plan is effective.

The contents of the registrant’s registration statement on Form S-8 filed with the Securities and Exchange Commission on January 23, 2009 (File No. 333-156940) are hereby incorporated by reference.

Item 8.

Exhibits.

5.	Opinion regarding legality (including consent)*
10.1	Voyant Corporation International, Inc. 2009 Consultant Stock Plan(1)
10.2	Amendment to Voyant Corporation International, Inc. 2009 Consultant Stock Plan dated August 5, 2009*
23.1	Consent of Kabani & Company, Inc., Certified Public Accountants*
23.2	Consent of Richardson & Patel, LLP (included in Exhibit 5)

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*

Filed herewith.

(1)

Incorporated by reference from the registrant’s registration statement on Form S-8 filed with the Securities and Exchange Commission on January 23, 2009 as file number 333-156940.

Item 9.

Undertakings

(a)

The undersigned registrant hereby undertakes to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(b)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time to be deemed to be the initial bona fide offering thereof;

(c)

To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)

The undersigned registrant hereby undertakes that, for puposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(s) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be th initial bona fide offering thereof.

(e)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer, or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California on the 7th day of August 2009.

VOYANT INTERNATIONAL CORPORATION, INC.

By:	/s/ DANA WALDMAN
Dana Waldman, Chief Executive Officer

By:	/s/ DAVID R. WELLS
David R. Wells, Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

August 7, 2009	/s/ DANA WALDMAN
Dana Waldman, Chief Executive Officer,
Secretary and Principal Executive Officer

August 7, 2009	/s/ DAVID R. WELLS
David R. Wells, Chief Financial Officer,
Assistant Secretary and Principal Financial and Accounting Officer

August 7, 2009	/s/ MARK M. LAISURE
Mark M. Laisure, Chairman of the Board

August 7, 2009	/s/ VOLKER ANHAEUSSER
Volker Anhaeusser, Director